Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Neoleukin Therapeutics, Inc., of our report dated March 12, 2020, relating to the financial statements of Neoleukin Therapeutics, Inc. appearing in the Annual Report on Form 10-K of Neoleukin Therapeutics, Inc. for the year ended December 31, 2019.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada
March 12, 2020